Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports Fourth Fiscal Quarter Net Income of $6.36 Million

•	Quarterly EPS of $0.79 and Fiscal Year EPS of $3.01
•	Quarterly Return on Average Assets of 1.32%
•	Quarterly Return on Average Equity of 10.43%
•	Quarterly Net Interest Margin improves to 3.58%
•	Net Loans Increased by 9% Year-Over-Year
•	Deposits Increased by 6% Year-Over-Year
•	Announces a 4% Increase in the Quarterly Cash Dividend

HOQUIAM, WA – October 31, 2024– Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $6.36 million, or $0.79 per diluted common share for the quarter ended September 30, 2024.  This compares to net income of $5.92 million, or $0.74 per diluted common share for the preceding quarter and $6.64 million, or $0.81 per diluted common share, for the comparable quarter one year ago.

Timberland also announced net income of $24.28 million, or $3.01 per diluted common share, for the fiscal year ended September 30, 2024.  This compares to net income of $27.12 million, or $3.29 per diluted common share, for the fiscal year ended September 30, 2023.

“Timberland generated strong fiscal fourth quarter financial results,” stated Dean Brydon, Chief Executive Officer.  “Compared to the prior quarter, fourth quarter net income and EPS increased by 7%, primarily due to an improvement in our net interest margin and, to a lesser extent, higher non-interest income.  Additionally, key financial metrics improved compared to the prior quarter and tangible book value per share continued its upward trajectory. As a result of Timberland’s solid earnings, our Board of Directors announced a 4% increase to the quarterly cash dividend to shareholders to $0.25 per share, payable on November 29, 2024, to shareholders of record on November 15, 2024.  Timberland’s continued solid financial performance has allowed us to increase the quarterly cash dividend to our shareholders while continuing to maintain a strong capital position.”  This represents the 48th consecutive quarter Timberland will have paid a cash dividend.

“The loan portfolio continues to grow, although at a more moderate pace than we’ve experienced over the last couple of years,” Brydon continued.  “Net loans receivable grew by $25 million, or 2%, during the quarter, with increases primarily in construction loan funds on existing loans being disbursed and in the 1-4 family loan portfolio.  For the fiscal year, net loans receivable increased $119 million, or 9%.  We are encouraged by the overall strength of our loan portfolio and the continued opportunities for loan growth in our markets.  Credit quality metrics are still holding up relatively well, with only $12,000 in net charge-offs for the quarter and non-performing assets at 20 basis points of total assets at the end of the fourth quarter.”

“Timberland’s net interest margin expanded five basis points to 3.58% for the fourth quarter, compared to the preceding quarter, as the yield improvements on interest-earning assets continued to outpace the increase in cost of funds,” said Jonathan Fischer, President and Chief Operating Officer.  “Total deposits increased $19 million, or 1%, during the quarter and $87 million, or 6% year-over-year, while total borrowings stayed unchanged at $20 million compared to the prior quarter end.”

“In September, Timberland was one of only 30 banks in the U.S. to be named a “Sm-All Star” in Piper Sandler’s annual list of top-performing small-cap banks and thrifts in its “Class of 2024.”  This elite annual list reflects the top banks and thrifts in the industry across various metrics including growth, profitability, credit quality and capital strength.  We are honored to be recognized by Piper Sandler as one of the top performing community banks in the nation, a validation of Timberland’s solid foundation,” added Brydon.  “In addition, Timberland was named Best Bank in Pierce County (by The News Tribune), Best Bank in Grays Harbor County (by The Daily World), and Best Bank in the South Sound (by The Olympian) during the year.  These local recognitions are a testament to the dedication of our employees, who continue to work diligently to support our customers,” added Fischer.

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

Earnings and Balance Sheet Highlights (at or for the periods ended September 30, 2024, compared to September 30, 2023, or June 30, 2024):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) increased 7% to $0.79 for the current quarter from $0.74 for the preceding quarter and decreased 2% from $0.81 for the comparable quarter one year ago; EPS for the 2024 fiscal year  decreased 9% to $3.01 from $3.29 for the 2023 fiscal year;

•
Net income increased 7% to $6.36 million for the current quarter from $5.92 million for the preceding quarter and decreased 4% from $6.64 million for the comparable quarter one year ago; Net income decreased 10% to $24.28 million for the 2024 fiscal year compared to $27.12 million for the 2023 fiscal year;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 10.43% and 1.32%, respectively;
•	Net interest margin (“NIM”) for the current quarter expanded to 3.58% from 3.53% for the preceding quarter and compressed from 3.85% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter was 56.79% compared to 58.97% for the preceding quarter and 55.52% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 1% from the prior quarter and increased 5% year-over-year;
•	Net loans receivable increased 2% from the prior quarter and increased 9% year-over-year;
•	Total deposits increased 1% from the prior quarter and increased 6% year-over-year;
•
Total shareholders’ equity increased 2% from the prior quarter and increased 5% year-over-year; 36,859 shares of common stock were repurchased during the current quarter for $1.09 million and 218,976 shares of common stock were repurchased during the 2024 fiscal year for $5.89 million;

•	Non-performing assets to total assets ratio was 0.20% at September 30, 2024 compared to 0.22% at June 30, 2024 and 0.09% at September 30, 2023;
•	Book and tangible book (non-GAAP) values per common share increased to $30.83 and $28.87 respectively, at September 30, 2024; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at September 30, 2024 with only $20 million in borrowings and additional secured borrowing line capacity of $692 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 4% to $19.48 million from $18.77 million for the preceding quarter and decreased 1% from $19.76 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to an increase in interest income from loans and an increase in non-interest income, which was partially offset by an increase in funding costs and a decrease in interest income on investment securities and interest bearing deposits in banks.  Operating revenue decreased by 5%, to $75.30 million for the 2024 fiscal year from $79.50 million for the 2023 fiscal year, primarily due to an increase in funding costs, which outpaced the increase in interest income.

Net interest income increased $566,000, or 4%, to $16.55 million for the current quarter from $15.98 million for the preceding quarter and decreased $284,000, or 2%, from $16.83 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to an increase in the weighted average yield of interest-earning assets to 5.41% from 5.33% for the preceding quarter and a $17.47 million increase in average total interest-earning assets.  Partially offsetting the increase in the weighted average yield of interest-earning assets, was in increase in the weighted average cost of interest-bearing liabilities to 2.70% from 2.64% for the preceding quarter.  Timberland’s NIM for the current quarter expanded to 3.58% from 3.53% for the preceding quarter and compressed from 3.85% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately one basis point due to the collection of $20,000 in pre-payment penalties, non-accrual interest, and late fees and the accretion of $7,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately three basis points due to the collection of $124,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $9,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately two basis points due to the collection

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

of $92,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $11,000 of the fair value discount on acquired loans.

Net interest income for the 2024 fiscal year decreased $4.19 million, or 6%, to $64.17 million from $68.36 million for the 2023 fiscal year, primarily due to increased funding costs, which outpaced the increase in interest income.  The weighted average cost of interest-bearing liabilities increased to 2.52% for the 2024 fiscal year from 1.06% for the 2023 fiscal year.  Partially offsetting the increased funding costs was an increase in the weighted average yield of interest-earning assets to 5.24% for the 2024 fiscal year from 4.63% for the 2023 fiscal year and an $82.49 million increase in average total interest-earning assets for the current year.  As a result of these changes, Timberland’s NIM compressed to 3.54% for the 2024 fiscal year from 3.95% for the 2023 fiscal year.

A $444,000 provision for credit losses on loans was recorded for the quarter ended September 30, 2024.  The provision was primarily due to loan portfolio growth and changes in the composition of the loan portfolio.  This compares to a $264,000 provision for credit losses on loans for the preceding quarter and a $522,000 provision for credit losses on loans for the comparable quarter one year ago.  In addition, a $59,000 provision for credit losses on unfunded commitments and a $13,000 recapture of credit losses on investment securities were recorded for the current quarter.  The provisions for credit losses on loans totaled $1.25 million for the 2024 fiscal year compared to provisions of $2.13 million for the 2023 fiscal year.

Non-interest income increased $141,000, or 5% to $2.93 million for the current quarter from $2.79 million for the preceding quarter and increased $8,000, less than 1%, from $2.92 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to an increase in gain on sales of loans and smaller changes in several other categories.

Non-interest income for the 2024 fiscal year decreased slightly, less than 1%, to $11.136 million from $11.140 million for the 2023 fiscal year, primarily due to a decrease in ATM and debit card interchange fees and smaller decreases in several other categories, which were partially offset by an increase in services charges on deposits and smaller increases in several other categories.

Total operating (non-interest) expenses for the current quarter decreased $7,000, or less than 1%, to $11.06 million from $11.07 million for the preceding quarter and increased $95,000, or 1%, from $10.97 million for the comparable quarter one year ago.  The decrease in operating expenses compared to the preceding quarter was primarily due to decreases in premises and equipment, salaries and employee benefits and smaller decreases in several other expense categories.  These decreases were partially offset by increases in technology and communications, professional fees, and smaller increases in several other expense categories.  The efficiency ratio for the current quarter was 56.79% compared to 58.97% for the preceding quarter and 55.52% for the comparable quarter one year ago.

For the 2024 fiscal year, operating expenses increased 1% to $43.75 million from $43.37 million for the 2023 fiscal year.  The increase in operating expenses was primarily due to increases in technology and communications, ATM and debit card processing, and smaller increases in several other expense categories.  These increases were partially offset by a decrease in professional fees and smaller decreases in several other expense categories.  The efficiency ratio for the 2024 fiscal year was 58.09% compared to 54.56% for the 2023 fiscal year.

The provision for income taxes for the current quarter increased $37,000, or 2%, to $1.57 million from $1.54 million for the preceding quarter, primarily due to higher taxable income. Timberland’s effective income tax rate was 19.8% for the quarter ended September 30, 2024 compared to 20.6% for the quarter ended June 30, 2024 and 19.6% for the quarter ended September 30, 2023.  Timberland’s effective income tax rate was 20.1% for the 2024 fiscal year compared to 20.2% for the 2023 fiscal year.

Balance Sheet Management

Total assets increased $22.85 million, or 1%, during the quarter to $1.92 billion at September 30, 2024 from $1.90 billion at June 30, 2024 and increased $83.57 million, or 5%, from $1.84 billion one year ago.  The increase during the current quarter was primarily due to increases of $24.50 million in net loans receivable and $5.82 million in cash and cash equivalents, and smaller increases in several other categories.  These increases to total assets were partially offset by a $6.92 million decrease in investment securities and smaller decreases in several other categories.  The net increase in total assets during the quarter was primarily funded by increased deposits and retained net income.

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

Liquidity

Timberland has maintained a strong liquidity position (both on-balance sheet and off-balance sheet) while continuing to grow the loan portfolio.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 14.7% of total liabilities at September 30, 2024, compared to 14.7% at June 30, 2024, and 11.6% one year ago.  Timberland had secured borrowing line capacity of $692 million available through the FHLB and the Federal Reserve at September 30, 2024.  With a strong and diversified deposit base, only 18% of Timberland’s deposits were uninsured or uncollateralized at September 30, 2024.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $24.50 million, or 2%, during the quarter to $1.42 billion at September 30, 2024 from $1.40 billion at June 30, 2024.  This increase was primarily due to a $17.32 million decrease in the undisbursed portion of construction loans, a $10.51 million increase in one- to four-family loans and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by a $7.33 million decrease in gross construction loans and smaller decreases in several other loan categories.

Net loans receivable increased $119.22 million, or 9%, during the fiscal year to $1.42 billion at September 30, 2024 from $1.30 billion at September 30, 2023.  This increase was primarily due to a $50.17 million increase in multi-family loans, a $45.90 million increase in one- to four-family loans, a $33.32 million decrease in the undisbursed portion of construction loans, a $30.95 million increases in commercial real estate loans, a $9.63 million increase in home equity loans and smaller increases in several other loan categories.  These increases to net loans receivable were partially offset by a $54.64 million decrease in gross construction loans and smaller decreases in several other loan categories.

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

Loan Portfolio
($ in thousands)
	September 30, 2024		June 30, 2024		September 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$299,123	20%	$288,611	19%	$253,227	18%
Multi-family	177,350	11	177,950	12	127,176	9
Commercial	599,219	40	597,865	40	568,265	40
Construction - custom and
owner/builder	132,101	9	128,222	9	129,699	9
Construction - speculative one-to four-family	11,495	1	11,441	1	17,099	1
Construction - commercial	29,463	2	32,130	2	51,064	4
Construction - multi-family	28,401	2	35,631	2	57,140	4
Construction - land
development	17,741	1	19,104	1	18,841	1
Land	29,366	2	32,384	2	26,726	2
Total mortgage loans	1,324,259	88	1,323,338	88	1,249,237	88

Consumer loans:
Home equity and second
Mortgage	47,913	3	43,679	3	38,281	3
Other	3,129	--	3,121	--	2,772	--
Total consumer loans	51,042	3	46,800	3	41,053	3

Commercial loans:
Commercial business loans	138,743	9	136,213	9	135,802	9
SBA PPP loans	260	--	314	--	466	--
Total commercial loans	139,003	9	136,527	9	136,268	9
Total loans	1,514,304	100%	1,506,665	100%	1,426,558	100%
Less:
Undisbursed portion of
construction loans in
process	(69,878)		(87,196)		(103,194)
Deferred loan origination
fees	(5,425)		(5,404)		(5,242)
Allowance for credit losses	(17,478)		(17,046)		(15,817)
Total loans receivable, net	$1,421,523		$1,397,019		$1,302,305
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $0, $1,795, and $400 at September 30, 2024, June 30, 2024, and September 30, 2023, respectively.

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of September 30, 2024:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouse	$125,852	21%	8%	$1,246	$195
Medical/dental offices	83,276	14	5	1,262	--
Office buildings	68,526	11	5	779	--
Other retail buildings	50,067	8	3	533	--
Mini-storage	38,600	6	3	1,430	--
Hotel/motel	31,182	5	2	2,835	--
Restaurants	27,269	5	2	557	273
Gas stations/conv. stores	25,145	4	2	1,048	--
Nursing homes	18,434	3	1	2,304	--
Churches	16,235	3	1	854	--
Mobile home parks	10,798	2	1	491	--
Shopping centers	10,718	2	1	1,786	--
Additional CRE	93,117	16	6	705	690
Total CRE	$599,219	100%	40%	$926	$1,158

Timberland originated $48.82 million in loans during the quarter ended September 30, 2024, compared to $74.32 million for the preceding quarter and $89.25 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $5.62 million were sold compared to $3.05 million for the preceding quarter and $4.58 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $7.17 million, or 3%, to $255.43 million at September 30, 2024, from $262.60 million at June 30, 2024.  The decrease was primarily due to maturities of U.S. Treasury investment securities (classified as held to maturity) and scheduled amortization.  Partially offsetting these decreases, was the purchase of additional U.S. government agency mortgage-backed investment securities and U.S. Treasury investment securities, all of which were classified as available for sale.

Investment securities and CDs held for investment decreased $72.56 million, or 22%, during the fiscal year to $255.43 million at September 30, 2024, from $327.99 million at September 30, 2023.  The decrease was primarily due to maturities of U.S. Treasury investment securities, and to a lesser extent, scheduled amortization.  Partially offsetting these decreases, was the purchase of additional U.S. government agency mortgage-backed investment securities and U.S. Treasury investment securities, all of which were classified as available for sale.

Deposits

Total deposits increased $19.12 million, or 1%, during the quarter to $1.65 billion at September 30, 2024, from $1.63 billion at June 30, 2024.  The quarter’s increase consisted of an $8.53 million increase in NOW account balances, a $6.77 million increase in certificate of deposit account balances and a $5.99 million increase in non-interest bearing deposit account balances. These increases were partially offset by a $1.93 million decrease in savings account balances and a $240,000 decrease in money market account balances.

Total deposits increased $86.73 million, or 6%, during the fiscal year to $1.65 billion at September 30, 2024 from $1.56 billion at September 30, 2023. The increase consisted of a $137.05 million increase in money market account balances and a $68.21 million increase in certificate of deposit account balances. These increases were partially offset by a $53.40 million decrease in

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

NOW account balances, a $42.75 million decrease in non-interest bearing deposit account balances and a $22.37 million decrease in savings account balances.

Deposit Breakdown ($ in thousands)
	September 30, 2024		June 30, 2024		September 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$413,116	25%	$407,125	25%	$455,864	29%
NOW checking	333,329	20	324,795	20	386,730	25
Savings	205,993	13	207,921	13	228,366	15
Money market	326,922	20	327,162	20	189,875	12
Certificates of deposit under $250	205,970	12	195,022	12	170,221	11
Certificates of deposit $250 and over	113,579	7	117,788	7	91,714	6
Certificates of deposit – brokered	48,759	3	48,731	3	38,165	2
Total deposits	$1,647,668	100%	$1,628,544	100%	$1,560,935	100%

Borrowings

Total borrowings were $20.00 million at both September 30, 2024 and June 30, 2024.  At September 30, 2024, the weighted average rate on the borrowings was 3.97%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.19 million, or 2%, to $245.41 million at September 30, 2024, from $241.22 million at June 30, 2024, and increased $12.34 million, or 5%, from $233.07 million at September 30, 2023.  The quarter’s increase in shareholders’ equity was primarily due to net income of $6.36 million and a $565,000 change in the accumulated other comprehensive income (loss) category for fair value adjustments on available for sale investment securities.  These increases to shareholders’ equity during the current quarter were partially offset by the payment of $1.91 million in dividends to shareholders and the repurchase of 36,859 shares of common stock for $1.09 million (an average price of $29.61 per share).  During the fiscal year Timberland repurchased 218,976 shares of common stock for $5.89 million (an average price of $26.91 per share) and had 155,166 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at September 30, 2024.

Timberland remains well capitalized with a total risk-based capital ratio of 19.39%, a Tier 1 leverage capital ratio of 12.12%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.05%, and a shareholders’ equity to total assets ratio of 12.76% at September 30, 2024.  Timberland’s held to maturity investment securities were $172.10 million at September 30, 2024, with a net unrealized loss of $6.07 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.54%, compared to 12.76%, as reported.

Asset Quality

Timberland’s non-performing assets to total assets ratio was 0.20% at September 30, 2024 compared to 0.22% at June 30, 2024 and 0.09% at September 30, 2023.  Net charge-offs totaled $12,000 for the current quarter compared to net charge-offs of $36,000 for the preceding quarter and net charge-offs of $12,000 for the comparable quarter one year ago.  During the current quarter, provisions for credit losses of $444,000 on loans and $59,000 on unfunded commitments were made, which were partially offset by a $13,000 recapture of credit losses on investment securities.  The ACL for loans as a percentage of loans receivable was 1.21% at September 30, 2024, compared to 1.21% at June 30, 2024 and 1.20% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $244,000 or 6%, to $4.49 million at September 30, 2024, from $4.23 million at June 30, 2024.  Non-accrual loans decreased $235,000, or 6%, to $3.88 million at

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

September 30, 2024 from $4.12 million at June 30, 2024.  The quarterly decrease in non-accrual loans was primarily due to decreases in construction loans, commercial real estate loans and one- to four-family loans on non-accrual status, which was partially offset by an increase in commercial business loans on non-accrual status.

Non-Accrual Loans
($ in thousands)

	September 30, 2024		June 30, 2024		September 30, 2023
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$49	1	$135	2	$368	2
Commercial	1,158	6	1,310	4	683	2
Construction – custom and
owner/builder	--	--	152	1	--	--
Total mortgage loans	1,207	7	1,597	7	1,051	4

Consumer loans:
Home equity and second
mortgage	618	3	615	3	177	1
Other	--	--	--	--	--	1
Total consumer loans	618	3	615	3	177	2

Commercial business loans	2,060	8	1,908	8	286	5
Total loans	$3,885	18	$4,120	18	$1,514	11

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30	June 30,	Sept. 30,
	2024	2024	2023
Interest and dividend income
Loans receivable	$20,589	$19,537	$17,532
Investment securities	2,237	2,335	2,326
Dividends from mutual funds, FHLB stock and other investments	95	94	85
Interest bearing deposits in banks	2,114	2,173	1,619
Total interest and dividend income	25,035	24,139	21,562

Interest expense
Deposits	8,277	7,938	4,574
Borrowings	211	220	157
Total interest expense	8,488	8,158	4,731
Net interest income	16,547	15,981	16,831
Provision for credit losses – loans	444	264	522
Recapture of credit losses – investment securities	(13)	(12)	--
Prov. for (recapture of ) credit losses - unfunded commitments	59	(8)	--
Net int. income after provision for (recapture of) credit losses	16,057	15,737	16,309

Non-interest income
Service charges on deposits	1,037	1,014	1,015
ATM and debit card interchange transaction fees	1,293	1,297	1,333
Gain on sales of loans, net	135	68	97
Bank owned life insurance (“BOLI”) net earnings	175	158	237
Recoveries on investment securities, net	3	2	2
Other	289	252	240
Total non-interest income, net	2,932	2,791	2,924

Non-interest expense
Salaries and employee benefits	5,867	5,928	5,756
Premises and equipment	933	1,011	982
Loss (gain) on sales/disposition of premises and equipment, net	1	(3)	12
Advertising	205	211	235
OREO and other repossessed assets, net	4	--	--
ATM and debit card processing	588	580	524
Postage and courier	137	130	135
State and local taxes	343	335	325
Professional fees	410	335	599
FDIC insurance expense	209	208	194
Loan administration and foreclosure	125	156	118
Technology and communications	1,163	1,086	933
Deposit operations	446	450	346
Amortization of core deposit intangible (“CDI”)	57	56	68
Other, net	574	586	740
Total non-interest expense, net	11,062	11,069	10,967

Income before income taxes	7,927	7,459	8,266
Provision for income taxes	1,572	1,535	1,624
Net income	$6,355	$5,924	$6,642

Net income per common share:
Basic	$0.80	$0.74	$0.82
Diluted	0.79	0.74	0.81

Weighted average common shares outstanding:
Basic	7,954,112	8,004,552	8,094,719
Diluted	7,995,024	8,039,345	8,156,497

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	Sept. 30,
	2024	2023
Interest and dividend income
Loans receivable	$77,430	$63,154
Investment securities	9,129	9,384
Dividends from mutual funds, FHLB stock and other investments	361	270
Interest bearing deposits in banks	7,905	7,143
Total interest and dividend income	94,825	79,951

Interest expense
Deposits	29,659	11,302
Borrowings	999	290
Total interest expense	30,658	11,592
Net interest income	64,167	68,359
Provision for credit losses – loans	1,254	2,132
Recapture of credit losses – investment securities	(32)	--
Recapture of credit losses - unfunded commitments	(71)	--
Net int. income after provision for (recapture of) credit losses	63,016	66,227

Non-interest income
Service charges on deposits	4,062	3,824
ATM and debit card interchange transaction fees	5,066	5,194
Gain on sales of loans, net	322	244
Bank owned life insurance (“BOLI”) net earnings	645	706
Gain on sale of securities, net	--	95
Recoveries on investment securities, net	12	9
Other	1,029	1,068
Total non-interest income, net	11,136	11,140

Non-interest expense
Salaries and employee benefits	23,730	23,562
Premises and equipment	3,998	3,915
Gain on sales/dispositions of premises and equipment, net	(2)	(19)
Advertising	761	786
OREO and other repossessed assets, net	5	1
ATM and debit card processing	2,384	1,987
Postage and courier	538	532
State and local taxes	1,322	1,219
Professional fees	1,317	2,078
FDIC insurance expense	833	711
Loan administration and foreclosure	521	503
Technology and telecommunications	4,264	3,545
Deposit operations	1,540	1,368
Amortization of CDI	226	271
Other, net	2,309	2,914
Total non-interest expense, net	43,746	43,373

Income before income taxes	30,406	33,994
Provision for income taxes	6,123	6,876
Net income	$24,283	$27,118
Net income per common share:
Basic	$3.02	$3.32
Diluted	3.01	3.29

Weighted average common shares outstanding:
Basic	8,038,674	8,175,898
Diluted	8,080,382	8,248,181

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2024	2024	2023
Assets
Cash and due from financial institutions	$29,071	$25,566	$25,390
Interest-bearing deposits in banks	135,657	133,347	103,331
Total cash and cash equivalents	164,728	158,913	128,721

Certificates of deposit (“CDs”) held for investment, at cost	10,209	10,458	15,188
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	172,097	176,787	270,218
Available for sale, at fair value	72,257	74,515	41,771
Investments in equity securities, at fair value	866	836	811
FHLB stock	2,037	2,037	3,602
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	--	1,795	400

Loans receivable	1,439,001	1,414,065	1,318,122
Less: ACL – loans	(17,478)	(17,046)	(15,817)
Net loans receivable	1,421,523	1,397,019	1,302,305

Premises and equipment, net	21,486	21,558	21,642
BOLI	23,611	23,436	22,966
Accrued interest receivable	6,990	7,045	6,004
Goodwill	15,131	15,131	15,131
CDI	451	508	677
Loan servicing rights, net	1,372	1,526	2,124
Operating lease right-of-use assets	1,475	1,550	1,772
Other assets	6,242	4,515	3,573
Total assets	$1,923,475	$1,900,629	$1,839,905

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$413,116	$407,125	$455,864
Deposits: Interest-bearing	1,234,552	1,221,419	1,105,071
Total deposits	1,647,668	1,628,544	1,560,935

Operating lease liabilities	1,575	1,649	1,867
FHLB borrowings	20,000	20,000	35,000
Other liabilities and accrued expenses	8,819	9,213	9,030
Total liabilities	1,678,062	1,659,406	1,606,832

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,960,127 shares issued and outstanding – September 30, 2024 7,953,421 shares issued and outstanding – June 30, 2024 8,105,338 shares issued and outstanding – September 30, 2023	29,862	30,681	34,771
Retained earnings	215,531	211,087	199,386
Accumulated other comprehensive income (loss)	20	(545)	(1,084)
Total shareholders’ equity	245,413	241,223	233,073
Total liabilities and shareholders’ equity	$1,923,475	$1,900,629	$1,839,905

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

	Three Months Ended
PERFORMANCE RATIOS:	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023
Return on average assets (a)	1.32%	1.25%	1.45%
Return on average equity (a)	10.43%	9.95%	11.52%
Net interest margin (a)	3.58%	3.53%	3.85%
Efficiency ratio	56.79%	58.97%	55.52%

	Year Ended
PERFORMANCE RATIOS:	Sept. 30, 2024		Sept. 30, 2023
Return on average assets (a)	1.28%		1.50%
Return on average equity (a)	10.19%		12.01%
Net interest margin (a)	3.54%		3.95%
Efficiency ratio	58.09%		54.56%

ASSET QUALITY RATIOS AND DATA:	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023
Non-accrual loans	$3,885	$4,120	$1,514
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	51	72	82
OREO and other repossessed assets	--	--	--
Total non-performing assets (b)	$3,936	$4,192	$1,596

Non-performing assets to total assets (b)	0.20%	0.22%	0.09%
Net charge-offs (recoveries) during quarter	$12	$36	$12
Allowance for credit losses - loans to non-accrual loans,	450%	414%	1,045%
Allowance for credit losses - loans to loans receivable (c)	1.21%	1.21%	1.20%

CAPITAL RATIOS:
Tier 1 leverage capital	12.12%	12.04%	12.10%
Tier 1 risk-based capital	18.14%	17.97%	18.13%
Common equity Tier 1 risk-based capital	18.14%	17.97%	18.13%
Total risk-based capital	19.39%	19.22%	19.38%
Tangible common equity to tangible assets (non-GAAP)	12.05%	11.97%	11.91%

BOOK VALUES:
Book value per common share	$30.83	$30.33	$28.76
Tangible book value per common share (d)	28.87	28.36	26.81
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,428,125	5.74%	$1,391,582	5.65%	$1,300,743	5.39%
Investment securities and FHLB stock (1)	254,567	3.64	268,954	3.63	322,122	2.99
Interest-earning deposits in banks and CDs	156,732	5.37	161,421	5.41	123,894	5.23
Total interest-earning assets	1,839,424	5.41	1,821,957	5.33	1,746,759	4.94
Other assets	80,940		82,008		84,191
Total assets	$1,920,364		$1,903,965		$1,830,950

Liabilities and Shareholders’ Equity
NOW checking accounts	$337,955	1.40%	$329,344	1.29%	$390,787	1.27%
Money market accounts	321,151	3.62	326,023	3.56	198,650	0.98
Savings accounts	207,457	0.27	208,488	0.27	234,094	0.21
Certificates of deposit accounts	316,897	4.20	311,545	4.21	246,494	3.58
Brokered CDs	48,719	5.54	45,442	5.32	37,909	5.27
Total interest-bearing deposits	1,232,179	2.67	1,220,842	2.62	1,107,934	1.66
Borrowings	20,000	4.20	20,001	4.42	15,435	4.04
Total interest-bearing liabilities	1,252,179	2.70	1,240,843	2.64	1,123,369	1.69

Non-interest-bearing demand deposits	414,603		413,494		465,183
Other liabilities	11,151		10,245		11,873
Shareholders’ equity	242,431		239,383		230,525
Total liabilities and shareholders’ equity	$1,920,364		$1,903,965		$1,830,950

Interest rate spread		2.71%		2.69%		3.25%
Net interest margin (2)		3.58%		3.53%		3.85%
Average interest-earning assets to
average interest-bearing liabilities	146.90%		146.83%		155.49%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

	For the Year Ended
	September 30, 2024		September 30, 2023
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,379,529	5.61%	$1,230,101	5.13%
Investment securities and FHLB stock (1)	284,678	3.33	330,751	2.92
Interest-earning deposits in banks and CDs	146,855	5.38	167,718	4.26
Total interest-earning assets	1,811,062	5.24	1,728,570	4.63
Other assets	81,470		84,205
Total assets	$1,892,532		$1,812,775

Liabilities and Shareholders’ Equity
NOW checking accounts	$353,000	1.46%	$407,679	0.87%
Money market accounts	285,615	3.24	215,465	0.74
Savings accounts	212,562	0.25	261,006	0.16
Certificates of deposit accounts	298,039	4.14	188,534	2.70
Brokered CDs	44,330	5.41	11,942	5.27
Total interest-bearing deposits	1,193,546	2.48	1,084,626	1.04
Borrowings	22,214	4.50	6,948	4.17
Total interest-bearing liabilities	1,215,760	2.52	1,091,574	1.06

Non-interest-bearing demand deposits	427,514		484,795
Other liabilities	10,865		10,557
Shareholders’ equity	238,393		225,849
Total liabilities and shareholders’ equity	$1,892,532		$1,812,775

Interest rate spread		2.72%		3.57%
Net interest margin (2)		3.54%		3.95%
Average interest-earning assets to
average interest-bearing liabilities	148.97%		158.36%
______________________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2024 Earnings
October 31, 2024

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	September 30, 2024	June 30, 2024	September 30, 2023

Shareholders’ equity	$245,413	$241,223	$233,073
Less goodwill and CDI	(15,582)	(15,639)	(15,808)
Tangible common equity	$229,831	$225,584	$217,265

Total assets	$1,923,475	$1,900,629	$1,839,905
Less goodwill and CDI	(15,582)	(15,639)	(15,808)
Tangible assets	$1,907,893	$1,884,990	$1,824,097